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                                                                     EXHIBIT 5.1

                         THE STOLAR PARTNERSHIP
                     911 Washington Avenue, 7th Floor
                      St. Louis, Missouri 63101-1290
                              (314) 231-2800
                         Telefax:  (314) 436-8400

                             July 9, 1998

GB Foods Corporation
1200 North Harbor Blvd.
Anaheim, California 92803

    Re: Registration Statement on Form S-4 Relating to Shares of Common Stock to be issued pursuant to an Amended and Restated Agreement of Merger Dated as of June 9, 1998, as amended, among GB Foods Corporation, TLS Acquisition Corp., and Timber Lodge Steakhouse, Inc.
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Ladies and Gentlemen:

     GB Foods Corporation, a Delaware corporation ("GBF") proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, a Registration Statement on Form S-4 relating to an indeterminate number of shares (the "Shares") of common stock, par value $0.08 per share ("Common Stock"), which are proposed to be issued to shareholders of Timber Lodge Steakhouse, Inc., a Minnesota corporation ("Timber Lodge") pursuant to an Amended and Restated Agreement and Plan of Merger dated March 12, 1998 among GBF, Timber Lodge (the "Merger Agreement"). The Shares will be offered pursuant to a Joint Proxy Statement/Prospectus, which will constitute the proxy statement and prospectus of GBF and the proxy statement of Timber Lodge.

     In connection with the proposed registration, we have examined corporate records of GBF and such other documents and materials as we have considered relevant to the matters set forth below, and we have made such investigation of matters of law and fact as we have considered appropriate. Based on the foregoing, we are of the opinion that:

          1. GBF is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and (subject to the next paragraph) has the authority to issue the Shares pursuant to the Merger Agreement.

          2. The Shares, when issued or sold pursuant to the provisions, terms, and conditions of the Merger Agreement, will be legally issued, fully paid, and non-assessable shares of common stock of GBF (subject to the next paragraph).

     Our enumerated opinions are based on the following representations to us by GBF [as to (a), (b) and (c)] and Timber Lodge [as to (d) and (e)]: (a) the number of shares of Common Stock outstanding today is 6,576,485 shares; (b) the number of shares of common stock reserved for future issuance under GBF's outstanding stock options and warrants, its new 1998 Stock Option Plan, its commitment to purchase JB's Family Restaurants, Inc., and all other reservations and commitments except the Merger is not more than 8,000,000 shares; (c) GBF has assured us that it will elect to abandon the Merger rather than permit the exchange ratio to increase to the point where more than 30 million shares are issued in the Merger; (d) the number of shares of Timber Lodge common stock, options, and warrants currently outstanding are 3,637,415 shares plus 398,666 options and warrants; and (e) the only other Timber Lodge shares reserved for issuance are the 687,890 shares to be issued to acquire JB Parent Corp. from CKE Restaurants, Inc.

     We consent to the filing of this opinion as an exhibit to the aforesaid proposed Registration Statement, and we consent to the use of our name in such Registration Statement.

                                              Very truly yours,

                                              THE STOLAR PARTNERSHIP

                                              By: /s/ JOHN A. NIEMOELLER
                                                  ---------------------------
                                                      John A. Niemoeller